Exhibit 99.1

Icahn Enterprises L.P. (Nasdaq: IEP) Today Announced Its Second Quarter 2026 Financial Results

Sunny Isles Beach, Fla, August 5, 2026 –

•	Q2 2026 Adjusted EBITDA loss attributable to IEP was $134 million, compared to Adjusted EBITDA attributable to IEP of $40 million in Q2 2025

•	Q2 2026 net loss attributable to IEP was $355 million, compared to a net loss of $165 million in Q2 2025

•	Indicative Net Asset Value was approximately $2.6 billion as of June 30, 2026, a decrease of $765 million compared to March 31, 2026. This decrease was primarily due to a decrease of $435 million in the value of our long position in CVI and a decrease of $243 million related to the Holding Company’s interest in the Investment Funds primarily driven by net losses from broad market hedges.

•	IEP declares second quarter distribution of $0.50 per depositary unit

Statement from Mr. Icahn

IEP Chairman Carl C. Icahn stated: “Over the years, we have maintained a significant hedge position against our refining investments. While I believe this strategy has generally served well in mitigating risk, our results this quarter were impacted by exceptional geopolitical events that disproportionately affected our long refining exposure versus crack spreads and other short refinery positions. Importantly, the strong rebound in our refining investment during July underscores the temporary nature of these dislocations and highlights the timing differences that can occur between our underlying positions and related hedges. In addition, we are continuing to right-size our hedge portfolio to better align with our underlying exposures. We believe these adjustments will help reduce periodic volatility, improve the consistency of our performance, and support more balanced risk-adjusted returns going forward.

Throughout the history of IEP, there have been periods when many of our controlled positions (where we have owned more than 50%) have been undervalued and I believe such a period exists today. Some examples of undervalued controlled positions ultimately becoming profitable for us due to our activism and patience as long-term holders include Pep Boys, the Nashville East Bank Scrapyard, PSC Metals, Ferrous Resources, American Railcar Industries, Tropicana Entertainment, Federal-Mogul, the Fontainebleau Las Vegas, American Railcar Leasing and the Stratosphere Hotel and Casino, each of which was sold for a value in excess of the value at which they were carried on our books. A good current example of one of these is CVR Energy, of which we own 71%. I believe the current market environment is breeding extremely attractive opportunities for refineries such as CVR given the huge capital commitments and exceedingly long time necessary to build new refineries, as well as the threats to existing worldwide refining infrastructure resulting from the current geopolitical situation. I believe that CVR will eventually be on the list of undervalued assets that prove to be extremely profitable for us just as the ones mentioned above and, together with the CVR management team, we are actively focused on opportunities to increase long-term value.

My optimism is also buoyed by our liquidity position and I look forward to updating our unitholders next quarter.”

Financial Summary

For the three months ended June 30, 2026, revenues were $3.0 billion and net loss attributable to IEP was $355 million, or a loss of $0.52 per depositary unit. For the three months ended June 30, 2025, revenues were $2.4 billion and net loss attributable to IEP was $165 million, or a loss of $0.30 per depositary unit. Adjusted EBITDA loss attributable to IEP was $134 million for the three months ended June 30, 2026, compared to Adjusted EBITDA attributable to IEP of $40 million for the three months ended June 30, 2025.1

For the six months ended June 30, 2026, revenues were $5.2 billion and net loss attributable to IEP was $814 million, or a loss of $1.22 per depositary unit. For the six months ended June 30, 2025, revenues were $4.2 billion and net loss attributable to IEP was $587 million, or a loss of $1.08 per depositary unit. Adjusted EBITDA loss attributable to IEP was $350 million for the six months ended June 30, 2026, compared to Adjusted EBITDA loss attributable to IEP of $188 million for the six months ended June 30, 2025.1

As of June 30, 2026, indicative net asset value decreased $765 million compared to March 31, 2026. This decrease was primarily due to a decrease of $435 million in the value of our long position in CVI and a decrease of $243 million related to the Holding Company’s interest in the Investment Funds primarily driven by net losses from broad market hedges.

On August 3, 2026, the Board of Directors of the general partner of Icahn Enterprises declared a quarterly distribution in the amount of $0.50 per depositary unit, which will be paid on or about September 23, 2026 to depositary unitholders of record at the close of business on August 17, 2026. Depositary unitholders will have until September 11, 2026 to make a timely election to receive either cash or additional depositary units. If a unitholder does not make a timely election, it will automatically be deemed to have elected to receive the distribution in additional depositary units. Depositary unitholders who elect to receive (or who are deemed to have elected to receive) additional depositary units will receive units valued at the volume weighted average trading price of the units during the five consecutive trading days ending September 18, 2026. Icahn Enterprises will make a cash payment in lieu of issuing fractional depositary units to any unitholders electing to receive (or who are deemed to have elected to receive) depositary units.

***

1 The presentation of Adjusted EBITDA in this release for Q2 2025 has been prepared using a calculation with different exclusions than what has been used when preparing Adjusted EBITDA for prior periods, including our prior presentation of Adjusted EBIDA for Q2 2025. See “Uses of Non-GAAP Financial Measures” at the end of this press release for additional explanation of the updates in our presentation.

Icahn Enterprises L.P., a master limited partnership, is a diversified holding company owning subsidiaries currently engaged in the following continuing operating businesses: Investment, Energy, Automotive, Food Packaging, Real Estate, Home Fashion and Pharma.

Caution Concerning Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises and its subsidiaries. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors, including risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment activities, including the nature of the investments made by the private funds in which we invest and the impact of the use of leverage through options, short sales, swaps, forwards and other derivative instruments, including the risk of counterparty termination and early settlement of such positions; risks related to our ability to comply with the covenants in our senior notes and the risk of foreclosure on the assets securing our notes; risks related to our ability to refinance our debt; our ability to continue to meet our liquidity needs; declines in the fair value of our investments, losses in the private funds and loss of key employees; risks related to our ability to continue to conduct our activities in a manner so as to not be deemed an investment company under the Investment Company Act of 1940, as amended, or to be taxed as a corporation; risks related to short sellers and associated litigation and regulatory inquiries; risks related to our general partner and controlling unitholder; pledges of our units by our controlling unitholder; risks related to our energy business, including the volatility and availability of crude oil, other feed stocks and refined products, declines in global demand for crude oil, refined products and liquid transportation fuels, unfavorable refining margin (crack spread), interrupted access to pipelines, significant fluctuations in nitrogen fertilizer demand in the agricultural industry and seasonality of results; volatile commodity pricing and higher industry utilization and oversupply risks related to potential strategic transactions involving our Energy segment, and the impact of tariffs; risks related to our automotive activities and exposure to adverse conditions in the automotive industry; risks related to our food packaging activities, including competition from better capitalized competitors, inability of our suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology; supply chain issues; inflation, including increased costs of raw materials and shipping; interest rate increases; labor shortages and workforce availability; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, manufacturing disruptions, and changes in transportation costs and delivery times; the impacts from the Russia/Ukraine conflict and conflict in the Middle East, including the U.S.-Israel and Iran war, and any related economic volatility, disruptions to global commodity markets, export controls and other economic sanctions; political and regulatory uncertainty, including changing economic policy and the imposition of tariffs; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q under the caption “Risk Factors.” Additionally, there may be other factors not presently known to us or which we currently consider to be immaterial that may cause our actual results to differ materially from the forward-looking statements. Past performance in our Investment segment is not indicative of future performance. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in millions, except per unit amounts)
Revenues:
Net sales	$3,081	$2,143	$5,392	$4,145
Other revenues from operations	175	172	336	340
Net loss from investment activities	(334)	(74)	(636)	(468)
Interest and dividend income	49	69	96	152
(Loss) gain on disposition of assets, net	(1)	47	(3)	44
Other income (loss), net	5	12	(4)	23
	2,975	2,369	5,181	4,236
Expenses:
Cost of goods sold	2,883	2,118	5,223	4,134
Other expenses from operations	147	154	288	305
Selling, general and administrative	203	207	412	408
Dividend expense	5	7	10	15
Impairment	—	2	—	12
Restructuring, net	2	(2)	2	5
Interest expense	121	129	244	257
	3,361	2,615	6,179	5,136
Loss before income tax expense	(386)	(246)	(998)	(900)
Income tax (expense) benefit	(2)	45	47	119
Net loss	(388)	(201)	(951)	(781)
Less: net loss attributable to non-controlling interests	(33)	(36)	(137)	(194)
Net loss attributable to Icahn Enterprises	$(355)	$(165)	$(814)	$(587)

Net loss attributable to Icahn Enterprises allocated to:
Limited partners	$(348)	$(162)	$(798)	$(576)
General partner	(7)	(3)	(16)	(11)
	$(355)	$(165)	$(814)	$(587)

Basic and Diluted loss per LP unit	$(0.52)	$(0.30)	$(1.22)	$(1.08)
Basic and Diluted weighted average LP units outstanding	669	545	653	534
Distributions declared per LP unit	$0.50	$0.50	$1.00	$1.00

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	December 31,
	2026	2025
	(in millions, except unit amounts)
ASSETS
Cash and cash equivalents	$1,221	$1,450
Cash held at consolidated affiliated partnerships and restricted cash	1,971	1,969
Investments	1,498	2,251
Due from brokers	1,131	1,656
Accounts receivable, net	488	393
Related party notes receivable, net	136	129
Inventories, net	978	845
Property, plant and equipment, net	3,616	3,670
Deferred tax asset	187	165
Derivative assets, net	-	7
Goodwill	289	290
Intangible assets, net	330	349
Assets held for sale	22	—
Other assets	1,023	1,041
Total Assets	$12,890	$14,215
LIABILITIES AND EQUITY
Accounts payable	$721	$690
Accrued expenses and other liabilities	1,524	1,192
Deferred tax liabilities	282	314
Derivative liabilities, net	828	595
Securities sold, not yet purchased, at fair value	1,000	1,382
Debt	6,389	6,616
Total liabilities	10,744	10,789

Equity:
Limited partners: Depositary units: 710,915,093 units issued and outstanding at June 30, 2026 and 637,209,452 units issued and outstanding at December 31, 2025	1,813	2,728
General partner	(804)	(786)
Equity attributable to Icahn Enterprises	1,009	1,942
Equity attributable to non-controlling interests	1,137	1,484
Total equity	2,146	3,426
Total Liabilities and Equity	$12,890	$14,215

Use of Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in evaluating its performance. These include non-GAAP EBITDA and Adjusted EBITDA. EBITDA represents earnings from continuing operations before net interest expense (excluding our Investment Segment), income tax (benefit) expense and depreciation and amortization. We define Adjusted EBITDA as EBITDA excluding certain effects of impairment, restructuring costs, transformation costs, certain pension plan expenses, gains/losses on disposition of assets, gains/losses on extinguishment of debt, the performance of closed stores and including closing costs, Energy segment unrealized gains/losses on hedging contracts, unrealized gains/losses on Renewable Fuel Standard (“RFS”) positions, Energy segment inventory revaluation, and certain other non-operational or non-recurring charges. The Energy segment’s basis for determining inventory value impacts are under a GAAP First-In, First-Out (“FIFO”) basis. Changes in crude oil prices can cause fluctuations in the inventory valuation of crude oil, work in process and finished goods, thereby resulting in a favorable inventory valuation impact when crude oil prices increase and an unfavorable inventory valuation impact when crude oil prices decrease. The inventory valuation impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period. We present EBITDA and Adjusted EBITDA on a consolidated basis and on a basis attributable to Icahn Enterprises net of the effects of non-controlling interests. We conduct substantially all of our operations through subsidiaries. The operating results of our subsidiaries may not be sufficient to make distributions to us. In addition, our subsidiaries are not obligated to make funds available to us for payment of our indebtedness, payment of distributions on our depositary units or otherwise, and distributions and intercompany transfers from our subsidiaries to us may be restricted by applicable law or covenants contained in debt agreements and other agreements to which these subsidiaries currently may be subject or into which they may enter into in the future. The terms of any borrowings of our subsidiaries or other entities in which we own equity may restrict dividends, distributions or loans to us.

We believe that providing EBITDA and Adjusted EBITDA to investors has economic substance as these measures provide important supplemental information of our performance to investors and permits investors and management to evaluate the core operating performance of our business without regard to interest (except with respect to our Investment segment), taxes and depreciation and amortization and certain effects of impairment, restructuring costs, certain pension plan expenses, gains/losses on disposition of assets, gains/losses on extinguishment of debt and certain other non-operational charges. Additionally, we believe this information is frequently used by securities analysts, investors and other interested parties in the evaluation of companies that have issued debt. Management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results, as well as in planning, forecasting and analyzing future periods. Adjusting earnings for these charges allows investors to evaluate our performance from period to period, as well as our peers, without the effects of certain items that may vary depending on accounting methods and the book value of assets. Additionally, EBITDA and Adjusted EBITDA present meaningful measures of performance exclusive of our capital structure and the method by which assets were acquired and financed. Effective March 31, 2026, we modified our calculation of Adjusted EBITDA to exclude the impacts of certain of our Energy segment results, including unrealized gains/losses on hedging contracts, unrealized gains/losses on RFS positions, and inventory revaluation. We believe that this revised presentation improves the supplemental information provided to our investors because management believes these are not attributable to or indicative of our underlying operational results of the period or that may obscure results and trends we deem useful and the significance of these measures have been disproportionately impacted by increased volatility in recent periods.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under generally accepted accounting principles in the United States, or U.S. GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•	do not reflect changes in, or cash requirements for, our working capital needs; and
•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt.

Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in the industries in which we operate may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures. In addition, EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under U.S. GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with U.S. GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. Given these limitations, we rely primarily on our U.S. GAAP results and use EBITDA and Adjusted EBITDA only as a supplemental measure of our financial performance.

Use of Indicative Net Asset Value Data

The Company uses indicative net asset value as an additional method for considering the value of the Company’s assets, and we believe that this information can be helpful to investors. Please note, however, that the indicative net asset value does not represent the market price at which the depositary units trade. Accordingly, data regarding indicative net asset value is of limited use and should not be considered in isolation.

The Company's depositary units are not redeemable, which means that investors have no right or ability to obtain from the Company the indicative net asset value of units that they own. Units may be bought and sold on The Nasdaq Global Select Market at prevailing market prices. Those prices may be higher or lower than the indicative net asset value of the depositary units as calculated by management.

See below for more information on how we calculate the Company’s indicative net asset value.

	June 30,	March 31,	December 31,
	2026	2026	2025
	(in millions)(unaudited)
Market-valued Subsidiaries and Investments:
Holding Company interest in Investment Funds(1)	$1,978	$2,221	$2,711
CVR Energy(2)	1,961	2,396	1,791
CVR Partners LP(2)	30	34	28
Total market-valued subsidiaries and investments	$3,969	$4,651	$4,530

Other Subsidiaries:
Viskase(3)	$96	$98	$53
Real Estate Segment(4)	1,417	1,394	1,367
WestPoint Home(1)	148	151	155
Vivus(1)	153	161	169
Icahn Automotive Group(5)	765	704	619
Operating Business Indicative Gross Asset Value	$6,548	$7,159	$6,893
Add: Other Net Assets(6)	99	9	98
Indicative Gross Asset Value	$6,647	$7,168	$6,991
Add: Holding Company cash and cash equivalents(7)	381	624	839
Less: Holding Company debt(7)	(4,426)	(4,425)	(4,664)
Indicative Net Asset Value	$2,602	$3,367	$3,166

Indicative net asset value does not purport to reflect a valuation of IEP. The calculated indicative net asset value does not include any value for our Investment Segment other than the fair market value of our investment in the Investment Funds. A valuation is a subjective exercise and indicative net asset value does not necessarily consider all elements or consider in the adequate proportion the elements that could affect the valuation of IEP. Investors may reasonably differ on what such elements are and their impact on IEP. No representation or assurance, express or implied, is made as to the accuracy and correctness of indicative net asset value as of these dates or with respect to any future indicative or prospective results which may vary.

(1)	Represents GAAP equity attributable to IEP as of each respective date.
(2)	Based on closing share price on each date (or if such date was not a trading day, the immediately preceding trading day) and the number of shares owned by us as of each respective date.
(3)	Management performed a valuation of Viskase with the assistance of third-party consultants to estimate fair-market value. This analysis utilized the average results of a discounted cashflow methodology and a guideline public company methodology. Different judgments or assumptions would result in different estimates of value. Viskase indicative net asset value is derived by allocating our portion of ownership to the total equity value.
(4)	For each period presented, management performed a valuation with the assistance of third-party consultants to estimate fair-market value, which utilized the average results of discounted cashflow and sales comparison methodologies. Different judgments or assumptions would result in different estimates of value. For certain properties under a purchase and sale agreement, indicative fair market value is based on the anticipated sales price adjusted for customary closing costs. In August 2025, certain properties were sold and the value of the consideration received and held in our Real Estate Segment consisted of preferred equity investment and debt and was used in the calculation of indicative fair value.
(5)	For each period presented, management performed a valuation of Icahn Automotive Group (“IAG”), including the Automotive Services business and Automotive Owned Real Estate, with the assistance of third party consultants to estimate fair value. This analysis utilized the average results of a discounted cashflow methodology and a guideline public company methodology. Different judgments or assumptions would result in different estimates of value. During the fourth quarter of 2025 the majority of the Automotive Owned Real Estate was transferred to the Real Estate Segment and as of December 31, 2025 are now presented in the Real Estate Segment line item. In July 2026, IAG entered into a stock purchase agreement to sell Pep Boys – Manny Moe & Jack Holding Corp. for $700 million subject to customary closing conditions and the transaction is expected to close in the coming months. IAG will retain certain businesses, assets and liabilities in connection with this sale. As of June 30, 2026, the value of IAG includes an estimated increase of $97 million in connection with this sale agreement.
(6)	Represents GAAP equity of the Holding Company segment, excluding cash and cash equivalents, debt and non-cash deferred tax assets or liabilities. As of December 31, 2025, March 31, 2026 and June 30, 2026, Other Net Assets includes $6, $5 million and $5 million respectively, of liabilities assumed from the Auto Plus bankruptcy.
(7)	Holding Company’s balance as of each respective date.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in millions)(unaudited)
Adjusted EBITDA
Net loss	$(388)	$(201)	$(951)	$(781)
Interest expense, net	101	102	207	196
Income tax expense (benefit)	2	(45)	(47)	(119)
Depreciation and amortization	124	132	247	250
EBITDA before non-controlling interests	(161)	(12)	(544)	(454)
Impairment	-	2	-	12
Restructuring costs	1	(1)	1	6
Revaluation of RFS Liability	73	89	124	200
Unrealized loss (gain) on Energy segment derivatives	(7)	2	151	(1)
Inventory valuation impacts, (favorable) unfavorable	(18)	32	(138)	8
(Gain) on disposition of assets	(1)	(46)	-	(44)
Transformation costs	11	12	21	20
(Gain) loss on extinguishment of debt, net	-	(3)	32	(3)
Out of period adjustments	(4)	-	(4)	-
Same store adjustment including closing costs	3	7	8	11
Other	2	-	5	3
Adjusted EBITDA before non-controlling interests	$(101)	$82	$(344)	$(242)

Adjusted EBITDA attributable to IEP
Net loss	$(355)	$(165)	$(814)	$(587)
Interest expense, net	90	88	185	171
Income tax expense (benefit)	2	(30)	(37)	(86)
Depreciation and amortization	83	90	166	169
EBITDA attributable to IEP	(180)	(17)	(500)	(333)
Impairment	-	2	-	11
Restructuring costs	1	(1)	1	5
Revaluation of RFS Liability	52	62	88	136
Unrealized loss (gain) on Energy segment derivatives	(5)	1	106	(1)
Inventory valuation impacts, (favorable) unfavorable	(13)	22	(97)	6
(Gain) on disposition of assets	(1)	(46)	-	(44)
Transformation costs	11	12	21	20
(Gain) loss on extinguishment of debt, net	-	(3)	22	(3)
Out of period adjustments	(4)	-	(4)	-
Same store adjustment including closing costs	3	7	8	11
Other	2	1	5	4
Adjusted EBITDA attributable to IEP	$(134)	$40	$(350)	$(188)

Investor Contact:

Robert Flint, Chief Financial Officer

IR@ielp.com

(800) 255-2737